Tidal ETF Trust 485BPOS

Exhibit 99(a)(vi)(3)

QH-409216

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Defiance Ether Cayman Subsidiary

having by Special resolution dated 5th day of November Two Thousand Twenty-Four changed its name, is now incorporated under name of

Unlimited HFGM Cayman Subsidiary

Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of November Two Thousand Twenty-Four

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 798284130548
www.verify.gov.ky
07 November 2024